EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:   Louise A. Walker                                                                              October 30, 2015
  President & Chief Executive Officer
  First Northern Community Bancorp
  & First Northern Bank
  P.O. Box 547
  Dixon, California
  (707) 678-3041

First Northern Community Bancorp Reports Third Quarter 2015 Earnings

Net Income for the Quarter of $1.8 Million, up 12.5% from Prior Year
Loan Balances Reach All-Time High of $592.7 Million, up 12.7% From Prior Year
Deposits Grow 8.8% to a New Record of $931.3 Million

Dixon, Calif.—First Northern Community Bancorp (the “Company,” ticker symbol FNRN: OTCQB), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the third quarter of 2015. Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income of $5.1 million for the nine-month period ending September 30, 2015, up 18.6% compared to net income of $4.3 million reported for the same fiscal period last year. Net income available to common shareholders totaled $5.0 million for the period ending September 30, 2015, up 19.0% compared to net income available to common shareholders of $4.2 million reported for the same fiscal period last year. Diluted earnings per share for the nine months ended September 30, 2015 was $0.49, up 19.5% compared to diluted earnings per share of $0.41 for the same fiscal period last year.”

Net income for the quarter ended September 30, 2015 was $1.8 million, up 12.5% compared to net income of $1.6 million reported for the same fiscal period last year. Net income available to common shareholders for the quarter ended September 30, 2015 totaled $1.8 million, up 20.0% compared to net income available to common shareholders of $1.5 million reported for the same fiscal period last year. Diluted earnings per share for the three months ended September 30, 2015 was $0.17, up 13.3% compared to diluted earnings per share of $0.15 for the same fiscal period last year.

Total assets at September 30, 2015 were $1.04 billion, an increase of $83.6 million, or 8.8%, compared to the same period in 2014. Total deposits of $931.3 million increased $75.5 million, or 8.8%, compared to September 30, 2014 figures. During the same period, total net loans (including loans held-for-sale) increased $66.6 million, or 12.7%, to $592.7 million. The Company continues to be “well capitalized” under regulatory definitions, exceeding the 10% threshold at September 30, 2015.

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Further commenting on the Company’s financial results, Walker stated, “The very positive momentum and growth of First Northern Community Bancorp continued with another strong quarter of solid performance across our entire Company. Loan and deposit balances reached all-time highs, growing $66.6 million and $75.5 million, respectively, over the same quarter last year. Credit quality remains strong with non-performing assets down 62% from $6.8 million one year ago to $2.6 million at September 30, 2015. The reductions in classified assets and loan delinquencies 30 or more days are also bright spots in the loan portfolio. On October 26, 2015, First Northern Community Bancorp self-funded the retirement of the remaining $12,847,000 in preferred stock it issued on September 20, 2011 to the U.S. Treasury under the Small Business Lending Fund, with its risk-based capital level remaining above the ‘well-capitalized’ threshold. We believe our demonstrated financial strength will continue to drive improved value for our shareholders.”

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Contra Costa County and the west slope of El Dorado County. First Northern has nine full service branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Roseville, and Auburn, and has a full service Trust Department in Sacramento. The Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. First Northern’s Real Estate Mortgage Loan office is located in Davis, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com, on Facebook and on LinkedIn.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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